EXHIBIT 99

                                            FOR:   Consolidated Graphics, Inc.

                                    APPROVED BY:   Ronald E. Hale, Jr.
                                                   Vice President & Treasurer
                                                   (713) 787-0977

                                        CONTACT:   Betsy Brod/Nancy Healy
                                                   Media: Stan Froelich
                                                   Morgen-Walke Associates, Inc.
                                                   (212) 850-5600

FOR IMMEDIATE RELEASE

           CONSOLIDATED GRAPHICS ANNOUNCES COMPLETION OF FITTJE BROS.
                          PRINTING COMPANY ACQUISITION


HOUSTON, TEXAS - February 3, 1998 -- Consolidated Graphics, Inc. (NYSE:CGX) today announced that it has completed the previously announced acquisition of Fittje Bros. Printing Company, Colorado Springs, Colorado. Fittje Bros., a high quality color printer serving Colorado Springs and southern Colorado will continue to be led by Peter Kugler, President.

     Commenting on the announcement, Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics said, "With the acquisition of Fittje Bros., we add another outstanding company and expand our presence in Colorado. Fittje Bros. is the twelfth acquisition we have completed this year and we expect our acquisition program to accelerate." Including two recently announced acquisitions, the fourteen Consolidated Graphics' acquisitions during fiscal 1998 represent over $130 million in annualized revenues.

     Consolidated Graphics, Inc. is the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have 32 companies with annualized revenues in excess of $315 million.

     This press release contains forward-looking statements which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions that are subject to the execution of definitive agreements, general economic conditions, continued demand for its product, the availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.